Exhibit 99

FOR IMMEDIATE RELEASE

ValueVision Reports Fiscal Third Quarter 2012 Results

MINNEAPOLIS – November 14, 2012 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopNBC (www.shopnbc.com), today announced operating results for its fiscal 2012 third quarter (Q3’12) ended October 27, 2012, and the Company will host an investor conference call/webcast today at 11am ET, details below.

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)
	Three months ended			Nine months ended
	10/27/2012	10/29/2011		10/27/2012	10/29/2011
	Q3 '12	Q3 '11	Change	YTD	YTD	Change
Net Sales	$137.6	$135.2	1.8%	$409.3	$410.9	-0.4%
Gross Profit	$50.8	$50.2	1.1%	$153.5	$154.9	-0.9%
Gross Profit %	36.9%	37.2%	-30 bps	37.5%	37.7%	-20 bps
EBITDA, as adjusted	$0.6	$(0.5)	$1.1	$0.3	$3.7	$(3.4)

Loss Before Debt Extinguishment	$(3.7)	$(6.3)	$2.6	$(15.8)	$(14.1)	$(1.7)
Debt Extinguishment	$-	$-	n/a	$(0.5)	$(25.7)	$25.2
Net Loss	$(3.7)	$(6.3)	$2.6	$(16.3)	$(39.7)	$23.5

Homes (Average 000s)	83,268	80,728	3.1%	82,366	79,366	3.8%
Net Shipped Units (000s)	1,273	1,188	7.2%	3,857	3,480	10.8%
Average Selling Price	$100	$105	-4.8%	$99	$108	-8.3%
Return Rate %	23.5%	24.6%	-110 bps	22.1%	22.8%	-70 bps
Internet Net Sales %	44.8%	44.1%	+70 bps	45.4%	45.0%	+40 bps

ValueVision’s Q3’12 net sales rose 1.8% to $137.6 million versus Q3’11, driven by sales improvements in the Beauty, Health, & Fitness category. This performance offset a decrease in the categories of Fashion & Accessories and Home & Consumer Electronics. Gross profit dollars increased 1.1% though gross profit margin decreased by 30 basis points to 36.9% in Q3’12 versus Q3’11, principally reflecting an increase in shipping and handling promotions. ValueVision’s operating expenses decreased 3% in Q3’12 versus Q3’11, as rate reductions within variable expenses helped offset an increase in TV distribution fees related to a 3.1% growth in the average number of homes in the Company’s distribution footprint. ValueVision reported a Q3’12 adjusted EBITDA gain of $0.6 million compared to an adjusted EBITDA loss of $0.5 million in Q3’11. On a year-to-date basis, adjusted EBITDA is positive $0.3 million compared to $3.7 million in the prior year.

The Company’s average selling price decreased 4.8% to $100 in Q3’12 versus Q3’11. Net shipped units rose 7.2% in Q3’12 versus Q3’11. Year-to-date net shipped units rose 10.8% versus the year-ago period. The Company’s Internet sales penetration rose 70 basis points to 44.8% in Q3’12 versus Q3’11.

ValueVision CEO Keith Stewart, said, “In Q3 we made progress in many areas of the organization while also addressing areas not yet performing up to expectations. I am pleased with the progress made in the emerging category of Beauty, Health, & Fitness. The Company strategically shifted airtime from Jewelry & Watches to invest in our Home & Consumer Electronics and Beauty, Health, & Fitness categories in Q3. This airtime shift helped diversify our product mix and reduce our average selling price, contributing to improved new and active customer counts in the quarter. We still have work to do in the Home & Consumer Electronics category to further broaden our product mix. Ongoing initiatives to improve customer service and engagement yielded positive results in the third quarter, including improved call center efficiency and lower transaction costs. Additionally, our ‘Watch & Shop Anytime, Anywhere’ strategy is constantly evolving to align with our customers’ shopping preferences. This initiative further supported growth in our mobile penetration, which has more than doubled to approximately 16% of Internet sales year-to-date versus last year.”

Added Mr. Stewart, “As previously announced, starting January 1, 2013, ValueVision will benefit from a $15 million annual distribution cost savings as well as a second channel of exposure in approximately 19 million television households. Both enhancements are expected to make important contributions to our operating performance next year.”

ValueVision EVP and CFO William McGrath said, “ValueVision’s cash, including restricted cash, position totaled $32.6 million at the end of the third quarter, compared to $40.3 million in Q2’12. The Company’s working capital position reflects planned seasonal inventory increases in advance of our peak fourth quarter selling season. Inventories rose $8 million to $54 million in Q3’12 versus $46 million in Q2’12. Additionally, accounts receivable increased in the quarter due to higher usage of ValuePay installment sales.”

Conference Call / Webcast:  Today, Wednesday, November 14 at 11 am ET

WEBCAST/WEB REPLAY:  http://www.media-server.com/m/p/7hni5d7c

TELEPHONE:  866-825-3209; Passcode: 64100296

Adjusted EBITDA

EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and write-downs; restructuring; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our ”core” television and Internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The company has included a reconciliation of Adjusted EBITDA to net loss, its most directly comparable GAAP financial measure, in this release.

About ValueVision Media/ShopNBC (www.shopnbc.com/ir)

ValueVision Media, Inc. operates ShopNBC, a multichannel electronic retailer that enables customers to shop via TV, phone, Internet and mobile devices and to interact via the ShopNBC website as well as Facebook, Twitter and YouTube. The ShopNBC television network reaches 83 million cable and satellite homes and is also available nationwide on PCs, tablets and iPhone, Android and other mobile devices via live streaming at www.shopnbc.com. ShopNBC's merchandise categories include Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watch. Please visit www.shopnbc.com/ir for more investor information.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; the market  demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(tables follow)

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	October 27,	January 28,
	2012	2012
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$30,509	$32,957
Restricted cash and investments	2,100	2,100
Accounts receivable, net	83,418	80,274
Inventories	53,884	43,476
Prepaid expenses and other	5,363	4,464
Total current assets	175,274	163,271

Property and equipment, net	25,587	27,992
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	4,997	1,215
Other Assets	833	2,871
	$229,802	$218,460

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$70,806	$53,437
Accrued liabilities	32,652	37,842
Deferred revenue	85	85
Total current liabilities	103,543	91,364

Deferred revenue	442	507
Term Loan	-	25,000
Long Term Credit Facility	38,000	-
Total liabilities	141,985	116,871

Commitments and Contingencies

Shareholders' equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 48,939,486 and 48,560,205 shares issued and outstanding	490	486

Warrants to purchase 6,007,372 shares of common stock	567	567

Additional paid-in capital	406,332	403,849

Accumulated deficit	(319,572)	(303,313)
Total shareholders' equity	87,817	101,589
	$229,802	$218,460

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011

Net sales	$137,592	$135,187	$409,320	$410,857
Cost of sales	86,802	84,945	255,818	255,955
Gross profit	50,790	50,242	153,502	154,902
Margin %	36.9%	37.2%	37.5%	37.7%

Operating expense:
Distribution and selling	46,762	47,577	142,308	140,366
General and administrative	4,242	4,824	13,446	14,796
Depreciation and amortization	3,174	3,210	10,026	9,278
Total operating expense	54,178	55,611	165,780	164,440

Operating loss	(3,388)	(5,369)	(12,278)	(9,538)

Other expense:
Interest income	7	17	11	61
Interest expense	(379)	(982)	(3,571)	(4,528)
Gain on sale of assets	100	-	100	-
Loss on debt extinguishment	-	-	(500)	(25,679)
Total other expense	(272)	(965)	(3,960)	(30,146)

Loss before income taxes	(3,660)	(6,334)	(16,238)	(39,684)
Income tax provision	(15)	(16)	(21)	(52)

Net loss	$(3,675)	$(6,350)	$(16,259)	$(39,736)

Net loss per common share	$(0.08)	$(0.13)	$(0.33)	$(0.87)

Net loss per common share ---assuming dilution	$(0.08)	$(0.13)	$(0.33)	$(0.87)

Weighted average number of common shares outstanding:
Basic	48,931,464	48,472,205	48,807,749	45,752,867
Diluted	48,931,464	48,472,205	48,807,749	45,752,867

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011

Adjusted EBITDA (000's)	$561	$(537)	$301	$3,677
Less:
Loss on debt extinguishment	-	-	(500)	(25,679)
Gain on sale of assets	100	-	100	-
Non-cash share-based compensation	(725)	(1,561)	(2,403)	(3,737)
EBITDA (as defined) (a)	(64)	(2,098)	(2,502)	(25,739)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined) (a)	(64)	(2,098)	(2,502)	(25,739)
Adjustments:
Depreciation and amortization	(3,224)	(3,271)	(10,176)	(9,478)
Interest income	7	17	11	61
Interest expense	(379)	(982)	(3,571)	(4,528)
Income taxes	(15)	(16)	(21)	(52)
Net loss	$(3,675)	$(6,350)	$(16,259)	$(39,736)

(a)   EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, restructuring costs; and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's "core" television and Internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

Contact:
Media Relations:
Dawn Zaremba
ShopNBC
dzarembal@shopnbc.com
(952) 943-6043

Investors:
David Collins, Eric Lentini
Catalyst Global LLC
vvtv@catalyst-ir.com
(212) 924-9800 o
(917) 734-0339 m

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